Exhibit 10.2

ARI Network Services 2000

Employee Stock Purchase Plan

Amended effective January 7, 2014

1.

Purpose.  The purpose of the Plan is to provide eligible employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions.  It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code.  The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.

Definitions.

(a)

“Board” shall mean the Board of Directors of the Company.

(b)

“Change of Control” shall mean the first to occur of the following:

(i)  the acquisition by an individual, entity or group, acting individually or in concert (a “Person”) of beneficial ownership of more than 50% of the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”); provided, however, that for purposes of this Subsection 2(b)(i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company; (B) any acquisition by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of Subsection 2(b)(ii) below; or

(ii)  consummation of a reorganization, merger or consolidation, share exchange, or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Common Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Stock, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, more than 50% of, respectively, the then outstanding common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the Board of the corporation resulting from such Business Combination were members of the Board of the Company at the time of the execution of the initial agreement providing for such Business Combination; or

(iii)  approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(c)

“Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)

“Committee” shall mean the Compensation Committee of the Board or such other persons or committee as the Board shall designate to administer the Plan.

(e)

“Common Stock” shall mean the $.001 par value common stock of the Company.

(f)

“Company” shall mean ARI Network Services, Inc., a Wisconsin corporation.

(g)

“Designated Subsidiary” shall mean a corporation of which not less than 50% of the voting power is held by the Company, directly or indirectly, whether such corporation now exists or is hereafter organized or acquired by the Company, directly or indirectly, other than an otherwise eligible corporation which has been designated by the Board or Committee from time to time as not eligible to participate in the Plan.

(h)

“Employee” shall mean any regular full time or part-time employee of the Company or a Designated Subsidiary customarily employed to work at least (a) 20 hours per week or (b) five months in any calendar year.

(i)

“Employer Corporation” shall mean the corporation which employs the Employee.

(j)

“Enrollment Date” shall mean the first day of each Offering Period.

(k)

“Enrollment Period” shall mean the period specified by the Committee during which eligible Employees may elect to participate in the Plan for the upcoming Offering Period.

(l)

“Exercise Date” shall mean the last day of each Offering Period.

(m)

“Fair Market Value” shall mean:

(i)   For Offering Periods commencing on or after January 1, 2012, the closing price of the Common Stock on the NASDAQ Over-The-Counter Bulletin Board (or if the Common Stock is not then traded on the Over-The-Counter Bulletin Board, the closing price on such other exchange or inter-dealer quotation system on which the Common Stock is listed) as reported in any commonly-accepted electronic medium or other authoritative source on the indicated date.  If no sales of Common Stock were made on said bulletin board (or other exchange or inter-dealer quotation system) on that date, “Fair Market Value” shall mean the closing price of Common Stock as reported for the most recent preceding day on which sales of Common Stock were made on said bulletin board (or other exchange or inter-dealer quotation system), or, failing any such sales within two (2) weeks prior to the indicated date, such other market price as the Board or the Committee may determine in conformity with pertinent law and regulations of the Code and Treasury Department.

(ii)  For the 2011 Offering Period (i.e., January 1, 2011 through December 31, 2011), the average of the closing bid and asked prices of the Common Stock on the NASDAQ Over-The-Counter Bulletin Board (or if the Common Stock is not then traded on the Over-The-Counter Bulletin Board, the average of the closing bid and asked prices on such other exchange or inter-dealer quotation system on which the Common Stock is listed) as reported in any commonly-accepted electronic medium or other authoritative source on the indicated date.  If no sales of Common Stock were made on said bulletin board (or other exchange or inter-dealer quotation system) on that date, “Fair Market Value” shall mean the average closing bid and asked prices of Common Stock as reported for the most recent preceding day on which sales of Common Stock were made on said bulletin board (or other exchange or inter-dealer quotation system), or, failing any such sales within two (2) weeks prior to the indicated date, such other market price as the Board or the Committee may determine in conformity with pertinent law and regulations of the Code and Treasury Department.

(n)

“Offering Period” shall mean a period of approximately twelve (12) months at the end of which an option granted pursuant to the Plan may be exercised, commencing on January 1 and ending on December 31.  The duration of Offering Periods may be changed pursuant to Section 4 of this Plan.

(o)

“Parent Corporation” shall have the same meaning as contained in Section 424(e) of the Code.

(p)

“Plan” shall mean this ARI Network Services, Inc. 2000 Employee Stock Purchase Plan.

(q)

“Purchase Price” shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower.

(r)

“Subsidiary Corporation” shall have the same meaning as contained in Section 424(f) of the Code.

3.

Eligibility.

(a)

Any person who is an Employee will be eligible to participate in the Plan provided he or she has a minimum period of continuous service with the Company of six (6) months as of the first day of an Offering Period.  Notwithstanding the foregoing, unless otherwise determined by the Committee prior to the applicable Offering Period, no executive officer shall be eligible to participate in the Plan; provided that all executive officers shall be treated in an identical manner for purposes of eligibility.

(b)

Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Employer Corporation or of its Parent Corporation or Subsidiary Corporation or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Employer Corporation and its Parent Corporation(s) and Subsidiary Corporation(s) accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.  These limitations are in addition to any other limitations set forth herein, including any limits that the Committee establishes in accordance with Section 6(a).

4.

Offering Periods.  The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on the first business day on or after January 1 each year, or on such other date as the Committee shall determine.  The Committee shall have the power to change the duration of Offering Periods (including the commencement dates thereof) without shareholder approval.

5.

Participation.

(a)

An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form approved by the Committee and filing it with the Company’s payroll department during the applicable Enrollment Period.  A participant must file a new subscription agreement for each Offering Period.

(b)

Payroll deductions for a participant shall begin on the first payroll date following the Enrollment Date and shall end on the last payroll date in the Offering Period to which such authorization is applicable, unless sooner discontinued or terminated by the participant as provided in Section 6(c) or Section 10 hereof.

6.

Payroll Deductions.

(a)

At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount set forth in the subscription agreement, stated in terms of whole dollars not less than $5 for each pay period or in whole number percentages, up to a maximum of 10% of the compensation to be received during the Offering Period (or during such portion thereof in which an Employee may elect to participate).  Notwithstanding the foregoing, the Committee annually may determine, in its sole discretion, to establish any maximum dollar amount or percentage of compensation that an eligible Employee is entitled to authorize for payroll deductions during a calendar year, which limitations shall apply to all eligible Employees.  Any such limit established by the Committee shall fall within the parameters of Section 423 of the Code.

(b)

All payroll deductions made for a participant shall be credited to his or her account under the Plan.  A participant may not make any additional payments into such account.

(c)

A participant may withdraw from the Plan as provided in Section 10 hereof.  Alternatively, a participant may elect to discontinue making additional payroll deductions during the Offering Period by completing and filing with the Company’s payroll department a written notice in such form approved by the Committee.

The election shall be effective no later than the first payroll date following ten (10) business days after the Company’s receipt of the notice.  If a participant elects to discontinue making additional payroll deductions, all payroll deductions previously credited to his or her account will purchase Common Stock at the end of the Offering Period subject to the other terms of the Plan.  A participant may increase or decrease his or her payroll deduction rate by filing a new subscription agreement at least ten (l0) business days before the beginning of the pay period during which such increase or decrease is to take effect.  A participant’s payroll deduction rate may be increased only once and reduced only once during any Offering Period.

(d)

At the time the option is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock and the Company is authorized to take any action reasonably necessary to enforce the withholding requirements including without limitation withholding the appropriate amount from the proceeds of any stock sale by the participant.  At any time, the Company may, but shall not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee.

7.

Grant of Option.  On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date of such Offering Period (at the applicable Purchase Price) a number of shares of the Company’s Common Stock determined by dividing such Employee’s payroll deductions accumulated on or prior to such Exercise Date and retained in the Participant’s account as of the Exercise Date by the applicable Purchase Price, but in no event more than 5,000 shares (subject to adjustment as provided in Section 18 hereof), provided that such purchase shall be subject to the limitations set forth in Sections 3(b), 6(a) and 13 hereof.  Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof.  The Option shall expire immediately following the Exercise Date.

8.

Exercise of Option.  Unless a participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of whole shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account, but in no event more than 5,000 shares (subject to adjustment as provided in Section 18 hereof).  A participant in the Plan will be issued a stock certificate as of the Exercise Date, and the balance of any payroll deductions credited to a participant’s account during the Offering Period shall be delivered to the participant.  During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

9.

Registration of Certificates.  Certificates will be registered only in the name of the participant.  If a participant submits a written request to the Committee, the Committee may cause the certificates to be issued in the participant’s name jointly with a member of his or her family with right of survivorship.

10.

Withdrawal.

(a)

A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by giving written notice to the Company in such form approved by the Committee.  All of the participant’s payroll deductions credited to his or her account shall be paid to such participant after receipt of notice of withdrawal as soon as administratively practicable and such participant’s option for the Offering Period shall be automatically terminated.  Payroll deductions for the purchase of shares during the Offering Period shall cease as soon as administratively practicable.  If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.

(b)

A participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

11.

Termination of Employment.  Upon a participant’s ceasing to be an Employee of the Company for any reason (including without limitation upon death, disability or retirement), he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant’s account during the Offering Period but not yet used to exercise the option shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, and such participant’s option shall be automatically terminated.

12.

Interest.  No interest shall accrue on the payroll deductions of a participant in the Plan.

13.

Stock.

(a)

Subject to adjustment upon changes in capitalization of the Company as provided in Section 18 hereof, the maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 575,000 shares.  If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Committee shall make a pro rata allocation of the shares remaining available for purchase among the participants in such manner as it may determine in its sole discretion.

(b)

The participant shall have no interest or voting right in shares covered by his option until such option has been exercised.

14.

Administration.  The Plan shall be administered by the Committee.  The Committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan.  Every finding, decision and determination made by the Committee shall, to the full extent permitted by law, be final and binding upon all parties.

15.

Designation of Beneficiary.

(a)

A participant may designate, on the subscription agreement filed with the Committee, a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date but prior to delivery of such shares and cash to the participant.  In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option.

(b)

Such designation of beneficiary may be changed by the participant at any time by written notice.  In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the estate of the participant.

16.

Transferability.  Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the participant.  Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

17.

Use of Funds.  All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

18.

Adjustments Upon Changes in Capitalization, Merger or Asset Sale.

(a)

Changes in Capitalization.  Subject to any required action by the shareholders of the Company, the shares reserved for issuance under the Plan, as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company.  Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.

(b)

Change of Control.  In the event of a Change of Control, the Offering Period then in progress shall be shortened by the Committee’s setting a new Exercise Date (the “New Exercise Date”).  The New Exercise Date shall be before the date of the Change of Control.  The participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the

Offering Period as provided in Section 10 hereof.  Immediately following such New Exercise Date, the Plan shall terminate.

19.

Amendment or Termination.

(a)

The Board may at any time, or from time to time, amend this Plan in any respect; provided, however, that no amendment shall be made without the approval of the shareholders of the Company to increase the aggregate number of shares which may be issued under this Plan (other than as provided in Paragraph 13(a) or 18(a) hereof) or for which shareholder approval is required under applicable tax, securities or other laws.

(b)

This Plan and all rights of Employees under any offering hereunder may terminate at any time, at the discretion of the Board or Committee.  Upon any termination of this Plan, all amounts in the accounts of participating Employees shall be either (i) promptly refunded in total or (ii) refunded to the extent not used to purchase Common Stock, in the sole discretion of the Board or Committee.  Such amendments shall be made without the approval of the shareholders of the Company or the consent of any participating Employees.

20.

Notices.  All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.

Conditions Upon Issuance of Shares.  Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

22.

Term of Plan.  The effective date of the Plan is December 13, 2000.  The Board has amended and restated the Plan effective November 4, 2010, subject to approval by the shareholders of the Company.  It shall continue in effect until all of the shares of Common Stock reserved for issuance under this Plan, as increased and/or adjusted from time to time, have been issued, unless sooner terminated under Section 19 hereof.

23.

Indemnification of Committee.  In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding, that such Committee member is liable for gross negligence or willful misconduct in the performance of his or her duties; provided that within 60 days after the institution of any such action, suit or proceeding, a Committee member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.